Exhibit 10.2
NEWFIELD EXPLORATION COMPANY
STOCK OPTION AGREEMENT
     THIS STOCK OPTION AGREEMENT (this “Agreement”) is made as of February 7, 2008 (the “Date of Grant”) and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”), and David A. Trice (“Employee”).
     1. Grant.
     (a) The Option. Pursuant to the Newfield Exploration Company [2007/ 2000] Omnibus Stock Plan (as amended from time to time, the “Plan”), this Agreement evidences the grant by the Company of an award of an option (the “Option”) to purchase all or any part of an aggregate of                     shares of Common Stock (the “Underlying Shares”) for a purchase price of $48.45 per share (the “Purchase Price”). The Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Code.
     (b) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that the Option shall be subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.
     2. Exercise of Option.
     (a) Continuous Employment. Subject to its earlier expiration or termination, the Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its chief financial officer (or such other officer or employee of the Company or third party administrator as the Company may designate from time to time), at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, the Option shall not be exercisable for more than a percentage of the aggregate number of Underlying Shares determined by the number of full years from the Date of Grant to the date of such exercise, in accordance with the following schedule:

Percentage of Underlying
Number of Full Years	Shares that may be Purchased
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%
     (b) Death or Disability. Subject to the earlier expiration or termination of the Option, upon Employee’s separation from service with the Company by reason of Employee’s death or Disability, the Option may be exercised in full by Employee (or Employee’s estate or the person who acquires this Agreement by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period of one year following such separation from service. After the expiration of such one year period, the Option shall terminate and shall not be exercisable.
     (c) Voluntary Termination or Involuntary Termination for Cause. If Employee voluntarily terminates his employment with the Company (other than upon a Qualified Retirement) or if Employee’s employment with the Company is terminated involuntarily for Cause, then the Option shall terminate immediately and shall not be exercisable. The Committee may, in its sole discretion, advise Employee in writing, prior to a voluntary termination of Employee’s employment with the Company, that such termination will be treated as an involuntary termination other than for Cause that is governed by Section 3(d).
     (d) Other Involuntary Termination. Subject, in all cases, to the earlier expiration or termination of the Option, if Employee’s employment with the Company terminates involuntarily other than for Cause, then the Option may be exercised by Employee at any time during the 90 day period following such termination, or by Employee’s estate (or the person who acquires this Agreement by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such 90 day period, but in each case only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates. After the expiration of such 90 day period (or after the expiration of the one year period following Employee’s death if Employee dies during such 90 day period), the Option shall terminate and shall not be exercisable.
     (e) Qualified Retirement. Subject to the earlier expiration or termination of the Option, if Employee’s employment with the Company terminates as a result of Employee’s Qualified Retirement, the Option may be exercised in full by Employee (or Employee’s estate or the person who acquires this Agreement by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the five year period following such retirement. After the expiration of such five year period, the Option shall terminate and shall not be exercisable.
     3. Term. Notwithstanding anything in this Agreement to the contrary, the Option shall terminate on, and shall not be exercisable on or after, the ten year anniversary of the Date of Grant.
     4. Payment of Purchase Price. The Purchase Price shall be paid in full at the time of exercise (a) in cash, (b) by delivering or constructively tendering to the Company shares of Common Stock having a Fair Market Value equal to the purchase price (provided such shares used for this purpose must have been held by Employee for such minimum period of time as may be established from time to time by the Committee), (c) if the Common Stock is listed or traded on a national securities market, through a “cashless exercise” in accordance with a policy or program established by the Company or (d) any combination of the foregoing. No fraction of a share of Common Stock will be issued by the Company upon exercise of the Option or accepted by the Company in payment of the purchase price. In lieu thereof, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock. Until the purchase price for Underlying Shares has been paid in full, the holder of such shares shall not be, or have any of the rights or privileges of, a stockholder of the Company with respect to such shares.

     5. Definitions.
     (a) “Cause” means Employee has (i) failed to fulfill the duties of his employment position as prescribed by the Board, the Company’s officers or Company policy, (ii) engaged in conduct constituting willful misconduct or fraud or (iii) been convicted of any felony, any crime involving moral turpitude or any crime committed in the course of Employee’s employment.
     (b) “Disability” has the meaning set forth in Section 409A(a)(2)(A)(ii) of the Code.
     (c) “Qualified Retirement” means (i) Employee’s retirement date is no earlier than February 15, 2010 and (ii) Employee provides at least six months prior written notice to the Board.
     6. Tax Withholding. To the extent that the exercise of the Option or the disposition of Underlying Shares is compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Common Stock as the Company may require to meet its obligation under applicable tax laws or regulations. Upon an exercise of the Option, Employee hereby authorizes the Company, in the Company’s sole discretion, to satisfy any such withholding requirement out of any cash or shares of Common Stock distributable to Employee upon such exercise.
     7. Compliance with Securities Laws.
     (a) Registration of Underlying Shares. The Company has registered under the Securities Act of 1933, as amended (the “Act”), the issuance and sale of Underlying Shares upon exercise of the Option, and intends to keep such registration effective throughout the period this Option is exercisable. In the absence of such effective registration or an available exemption from registration under the Act, the issuance and sale of Underlying Shares will be delayed until registration of such issuance and sale is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable efforts to ensure that no such delay occurs. If an exemption from registration under the Act is available upon an exercise of the Option, Employee (or the person permitted to exercise the Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
     (b) Resale of Underlying Shares. Employee shall not sell or otherwise dispose of any of the Underlying Shares in any manner that would constitute a violation of applicable state or federal securities laws. The certificates representing the Underlying Shares may bear such legend or legends as the Committee deems appropriate.
     8. Community Interest of Spouse. The community interest, if any, of any spouse of

Employee in the Option or any of the Underlying Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan.
     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     10. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties hereto with regard to the subject matter hereof, and contain all the covenants and agreements between the parties with respect to the Option and the Underlying Shares. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the Date of Grant.

NEWFIELD EXPLORATION COMPANY

By:

Terry W. Rathert
Sr. Vice President & Chief Financial Officer

David A. Trice

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